TEJON RANCH CO.

AMENDED AND RESTATED INSIDER TRADING POLICY (amended and restated as of March 13, 2012)1

The Board of Directors (the “Board”) of Tejon Ranch Co. (including its subsidiaries, “Tejon”, the “Company”, “we” and “our”) has adopted this Amended and Restated Insider Trading Policy (this “Policy”) regarding trading in securities by its directors, officers, employees, and consultants.

Federal and state insider trading laws prohibit buying, selling or making other transfers of securities by persons who have material information that is not generally known or available to the public. These laws also prohibit persons who are aware of such material nonpublic information from disclosing this information to others who may trade. The Securities and Exchange Commission (“SEC”), the New York Stock Exchange (“NYSE”) and the United States Attorney’s Office have been vigorously pursuing violations of insider trading laws. If you violate the federal insider trading laws, you may have to pay civil fines of up to three times the profit gained or loss avoided by such trading, as well as criminal fines of up to $5,000,000. You may also have to serve a jail sentence of up to twenty years. In addition, Tejon may face civil penalties of up to the greater of $1.425 million, subject to adjustment for inflation, and three times the profit gained or loss avoided as a result of your insider trading violations, as well as criminal fines of up to $25,000,000.

In addition, if an employee of Tejon violates this Policy, Tejon-imposed sanctions, including dismissal for cause, could result. Of course, any of the above consequences, even an SEC investigation that does not result in prosecution, can tarnish one’s reputation and irreparably damage a career.

Tejon has adopted this Policy to reduce the risk of violations of the securities laws on the part of directors, officers, employees and consultants of Tejon and to avoid situations, which could damage its reputation for integrity and ethical conduct – an important corporate asset which we have established over the years. You are responsible for seeing that you do not violate federal or state securities laws or this Policy.

Because the laws in this area are complex, it is important that you understand the breadth of activities that constitute illegal insider trading or may otherwise be prohibited. This Policy is more restrictive than the law in certain areas and should be read carefully and complied with fully. All directors, officers, employees and consultants are subject to the terms of this Policy, as well as (1) their family members and others living in their household (other than household employees) (“Family Members”), and (2) any corporations or other business entities controlled or managed by such persons, and any trusts for which such persons are the trustee or have a beneficial pecuniary interest (such entities being referred to herein as “Controlled Entities”), unless otherwise stated.

1 Contact information for the General Counsel has subsequently been updated; the contact information for the Chief Financial Officer has subsequently been updated.

If you have any questions about whether or not you are permitted to trade under this Policy, contact Tejon’s General Counsel at (661) 663-4230 or mhouston@tejonranch.com, or Tejon’s Senior Vice President, Chief Financial Officer (referred herein as the “Chief Financial Officer” at (661) 663-4220 or rvelasquez@tejonranch.com.

I.    TRADING

A.    Company Policy.

1. You may not trade in the stock or other securities of Tejon or any other company while you are aware of material nonpublic information about that company. This policy against “insider trading” applies to trading in Tejon securities, as well as to trading in the securities of other companies, such as our customers or suppliers or firms with which the Company may be negotiating a major transaction.

2. You may not convey material nonpublic information about Tejon or any other company to others or suggest that another person purchase or sell any company’s securities while you are aware of material nonpublic information about that company. These practices are known as “tipping,” and also violate the securities laws and can result in the same civil and criminal penalties that apply if you engage in insider trading directly, whether or not you receive any money or derive any benefit from another’s actions. This policy against “tipping” applies to information about Tejon and its securities, as well as to information about other companies. Persons with whom you have a history, pattern or practice of sharing confidences—such as family members, close friends and financial and personal counselors—may be presumed to act on the basis of information known to you; therefore, special care should be taken so that material nonpublic information is not disclosed to such persons. This policy does not restrict legitimate business communications to Company personnel who require the information in order to perform their business duties. Material nonpublic information, however, should not be disclosed to persons outside the Company unless you are specifically authorized to disclose such information and the person receiving the information has agreed, in writing, if appropriate, to keep the information confidential.

3. All directors, officers, employees and consultants must maintain the confidentiality of Company information for competitive, security and other business reasons, as well as to comply with securities laws. All information you learn about Tejon or its business plans is potentially nonpublic information until we publicly disclose it. You should treat this information as confidential and proprietary to the Company. Accordingly, you may not disclose it to others, such as family members, other relatives, or business or social acquaintances, and you are expressly prohibited from disclosing any information concerning the Company to, or participating in, so-called “expert networks” (i.e., organizations that provide specialized information and research services to the outsiders, such as hedge funds and mutual funds). Also, legal rules govern the timing and nature of our disclosure of material information to outsiders or the public. Violation of these rules could result in substantial liability for you, the Company and its management. For this reason, we permit only specifically designated representatives of the Company to discuss the Company with the news media, securities analysts and investors and only in accordance with the Company’s Regulation FD Policy, which is titled “Guidelines for Public Disclosures and Communications with the Investment Community.” If you receive inquiries of this nature, refer them to the Chief Financial Officer.

The foregoing restrictions apply to all directors, officers, employees and consultants, and to their Family Members and Controlled Entities. There is no exception for small transactions that may seem necessary or justifiable for independent reasons, such as the need to raise money for an emergency expenditure.

For purposes of this Policy, references to “trading” and “transactions” includes, among other things:
•purchases and sales of Tejon securities in public markets;
•sales of Tejon securities obtained through the exercise of employee stock options granted by the Company;
•making gifts of Company securities (including charitable donations); or
•using Company securities to secure a loan.

Conversely, references to “trading” and “transactions” do not include:
•the exercise of Company stock options if no shares are to be sold or if there is a “net exercise” (as defined below);
•the vesting of Company stock options, restricted stock or restricted stock units; or
•the withholding of shares to satisfy a tax withholding obligation upon the vesting of restricted stock or restricted stock units.

Therefore, you may freely exercise your stock options, engage in “net exercises” and have the Company withhold shares to satisfy you tax obligations without violating this Policy. Note that a “net exercise” (which is permitted) is the use of the underlying shares to pay the exercise price and/or tax withholding obligations, whereas a broker-assisted cashless exercise (which is not permitted) involves the broker selling some or all of the shares underlying the option on the open market.

B.    Material Nonpublic Information.

1. Nonpublic Information. Nonpublic information is information that is not generally known or available to the public. We consider information to be available to the public only when (i) it has been released to the public through appropriate channels (e.g., by means of a press release or a widely disseminated statement from a senior officer); and (ii) enough time has elapsed to permit the investment market to absorb and evaluate the information. As a general rule, you should consider information nonpublic until two full trading days have elapsed following public disclosure. For example, if the Company discloses material nonpublic information before the market opens on November 5, 2012, you may not trade until November 7,
2012 (two full trading days after the Company’s release), so long as you do not have any additional material nonpublic information after such release. If, however, the Company discloses material nonpublic information after the market opens on November 5, 2012, you may not trade until November 8, 2012 (two full trading days after the Company’s release), so long as you do not have any additional material nonpublic information after such release.

2. Material Information. Material information is any information that a reasonable investor would consider important in a decision to buy, hold or sell securities. Either positive or negative information may be material. Examples of information frequently regarded as material include:
•projections of future earnings or losses;
•earnings, revenue or similar financial information;
•information about current, proposed or contemplated transactions (including, a merger, acquisition or tender offer), business plans, financial restructurings, or significant expansions or contractions of operations;
•a significant sale of assets or the disposition of a subsidiary;
•any change in dividend policy or the declaration of a stock split or stock dividend;
•any offering of additional securities;
•extraordinary borrowings or liquidity problems;
•material defaults under agreements or actions by creditors relating to a company’s credit rating;
•changes in management, directors or auditors;
•significant decisions regarding the development, leasing or licensing of land;
•major environmental incidents;
•significant new discoveries of minerals;
•institution of, or developments in, major litigation, major investigations, or major regulatory actions or proceedings; and
•the gain or loss of a substantial customer or supplier.

The foregoing, of course, is not an exhaustive list, and any information that could reasonably affect the price of a security should be considered material. Federal and NYSE investigators will scrutinize a questionable trade after the fact with the benefit of hindsight, so you should always err on the conservative side when determining if the pertinent information is material. If you have questions regarding specific transactions, please contact the Company’s General Counsel or Chief Financial Officer.

C.    When a Director, Officer or Designated Employee Can Trade Tejon’s
Securities.
1. Applicability. Directors, officers and certain other employees who are so designated from time to time (such persons, “Restricted Persons”), as well as their Family Members and Controlled Entities are required to comply with the restrictions covered below when trading Tejon securities. Even if you are not a Restricted Person, however, following the procedures listed below may assist you in complying with this Policy.

2.    Window Periods.

Restricted Persons, including their Family Members and Controlled Ent ities, may only trade in Tejon securities from the date that is two full trading days after an earnings release to the end of business on the date that is one week before the end of each quarter (such period, the “Window Period”).

However, even if the Window Period is open, you may not trade in Tejon securities if you are aware of material nonpublic information about Tejon. In addition, if you are subject to Tejon’s pre-clearance policy (described below), you must pre-clear transactions even if you initiate them when the Window Period is open.

From time to time during the Window Period, Tejon may close trading due to developments (such as a significant event or transaction) that involve material nonpublic information. In such cases, the General Counsel or the Chief Financial Officer may notify particular individuals that they should not engage in any transactions involving the purchase or sale of Tejon securities, and should not disclose to others the fact that trading has been prohibited.

Even if the Window Period is closed, you may exercise Tejon stock options if no shares are to be sold (or exercise a tax withholding right pursuant to which you elect to have Tejon withhold shares subject to an option to satisfy tax withholding obligations) – you may not, however, effect sales of securities issued upon the exercise of stock options (including same-day sales and cashless exercises). Generally, all pending purchase and sale orders regarding Tejon securities that may be executed while the Window Period is open must be executed or cancelled before it closes to avoid a prohibited trade.

In light of these restrictions, if you expect a need to sell Tejon securities at a specific time in the future, you may wish to consider entering into a prearranged Rule 10b5-1 trading plan, as discussed below.

3. Pre-Clearance.

Tejon requires all Restricted Persons to contact the General Counsel or Chief Financial Officer in advance of effecting any purchase, sale or other trading of Tejon securities and to obtain prior approval of the transaction. All requests must be submitted to the General Counsel or Chief Financial Officer (or, in the case of the General Counsel, to the Chief Financial Officer, and in the case of the Chief Financial Officer to the General Counsel) at least two business days in advance of the proposed transaction. The General Counsel or Chief Financial Officer, as applicable, will then determine whether the transaction may proceed. This pre- clearance policy applies even if you are initiating a transaction while the Window Period is open. For purposes of clarity, this pre-clearance policy also applies to Family Members and Controlled Entities of Restricted Persons.

If a transaction is approved under the pre-clearance policy, the transaction must be executed by the end of the second full trading day after the approval is obtained. Notwithstanding the foregoing, no transactions may be executed if you acquire material nonpublic information concerning Tejon during that time. If a transaction is not completed within the period described above, the transaction must be approved again before it may be executed.

If a proposed transaction is not approved under the pre-clearance policy, you should refrain from initiating any transaction in Tejon securities, and you should not inform anyone within or outside of Tejon of the restriction. Any transaction under a Rule 10b5-1 trading plan (discussed below) will not require additional pre-clearance at the time of the transaction.

4. Rule 10b5-1 Trading Plans.

Rule 10b5-1(c) under the Securities Exchange Act of 1934, as amended (the “1934 Act”) provides a defense from insider trading liability if trades occur pursuant to a pre- arranged trading plan that meets specified conditions. Because of the trading restrictions imposed on Restricted Persons under this Policy, the Company will allow you, if you are a Restricted Person only, to enter into a Rule 10b5-1 trading plan, provided that the plan complies with the requirements set forth below.

Under Rule 10b5-1(c), if you enter into a binding contract, an instruction or a written plan that specifies the amount, price and date on which securities are to be purchased or sold, and these arrangements are established at a time when you do not possess material nonpublic information, you may claim a defense to insider trading liability if the transactions under the trading plan occur at a time when you have subsequently learned material nonpublic information. Arrangements under the rule may specify amount, price and date through a formula or may specify trading parameters which another person has discretion to administer, but you must not exercise any subsequent discretion affecting the transactions, and if your broker or any other person exercises discretion in implementing the trades, you must not influence his or her actions and he or she must not possess any material nonpublic information at the time of the trades. Trading plans can be established for a single trade or a series of trades.

It is important that you properly document the details of a trading plan. Note that, in addition to the requirements of a trading plan described above, there are a number of additional procedural conditions to Rule 10b5-1(c) that must be satisfied before you can rely on a trading plan as an affirmative defense against an insider trading charge. These requirements include that you act in good faith, that you do not modify your trading instructions while you possess material nonpublic information and that you not enter into or alter a corresponding or hedg ing transaction or position. Because this rule is complex, we recommend that you work with a broker and be sure you fully understand the limitations and conditions of the rule before you establish a trading plan.

Tejon requires all Rule 10b5-1 trading plans to be reviewed and approved in writing in advance by the General Counsel or the Chief Financial Officer. In addition, all amendments, modifications and terminations of an existing Rule 10b5-1 trading plan must be reviewed and approved in writing in advance by the General Counsel or the Chief Financial Officer. Rule trading 10b5-1 plans may only be adopted during an open Window Period and may not be adopted, amended or terminated when the person adopting the plan is aware of material nonpublic information.

D.    Special and Prohibited Transactions.

Tejon has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if persons subject to this Policy engage in certain types of transactions. Tejon therefore has adopted the following policies with respect to short term trading, short sales, publicly-traded options, hedging transactions, and pledging and trading Company securities on margin. All directors, officers, emplo yees and consultants (as well as their Family Members and Controlled Entities) must comply with the restrictions set forth below to the extent applicable:

1.    Short-Term and Short-Swing Trading.

Any director’s or officer’s short-term trading of Tejon’s securities may be distracting to that director or officer and may unduly focus him or her on Tejon’s short-term stock market performance instead of Tejon’s long-term business objectives. For these reasons, this Policy prohibits directors and officers from purchasing Tejon securities in the open market and then selling Tejon securities of the same class during the six months following the purchase (and vice versa).

Further, directors, officers and greater than 10% beneficial owners of Tejon’s common stock (each, a “Section 16 Insider”) will also be required to comply with the reporting obligations and limitations on short-swing transactions set forth in Section 16 of the Securities Exchange Act of 1934, as amended (the “1934 Act”). The practical effect of these provisions is that (a) Section 16 Insiders will be required to report transactions in Tejon securities (usually within two business days of the date of the transaction) and (b) Section 16 Insiders who purchase and sell Company securities within a six-month period will be required to disgorge all profits derived from such purchases or sales to Tejon, whether or not they had knowledge of any material nonpublic information. The Company provides separate materials to officers and directors regarding compliance with Section 16 and its related rules (see Memorandum re Overview of Section 16 Reporting Requirements, Deadlines and Liabilities).

2. Short Sales. The federal securities laws prohibit officers and directors of public companies from engaging in short sales of those companies’ securities (i.e., the sale of a security that the seller does not own). Short sales of Tejon’s securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has little or no confidence in Tejon or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve Tejon’s performance. For these reasons, all directors, officers, employees and consultants are prohibited from engaging in short sales of Tejon’s securities.
3. Publicly-Traded Options. Given the relatively short term of publicly- traded options, transactions in options may create the appearance that a director, officer, employee or consultant is trading based on material nonpublic information and focus a director’s, officer’s, employee’s or consultant’s attention on short-term performance at the expense of the Company’s long term-objectives. While currently there is no public market for Tejon options, if one does arise in the future, we would strongly discourage you from transacting in these types of options, including puts, calls and other derivate securities, on an exchange or in any other organized market. Option positions arising from certain types of hedging transactions are governed by the paragraph below.

4. Hedging Transactions. Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow a person to lock in much of the value of his or her shareholdings, often in exchange for all or part of the potential for upside appreciation in the securities. These transactions allow a person to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the person engaged in such a transaction may no longer have the same objectives as Tejon’s other shareholders, which is of course problematic in the case of a director, officer, employee or consultant of Tejon. Therefore, Tejon strongly discourages all direct ors, officers, employees and consultants from engaging in such transactions. Any person wishing to enter into such an arrangement must first pre-clear the proposed transaction with the General Counsel or the Chief Financial Officer. Any request for pre-clearance of a hedging or similar arrangement must be submitted to the General Counsel or Chief Financial Officer at least two weeks prior to the proposed execution of documents evidencing the proposed transaction and must set forth a justification for the proposed transaction.

5. Margin Accounts and Pledges. Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Tejon securities, directors, officers, employees and consultants are prohibited from holding Tejon securities in a margin account or pledging Tejon securities as collateral for a loan. An exception to this prohibition may be granted where a person wishes to pledge Tejon securities as collateral for a loan (not including margin debt) and clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities. Any person who wishes to pledge Tejon securities as collateral for a loan must submit a request for approval to the General Counsel or Chief Financial Officer at least two weeks prior to the proposed execution of documents evidencing the proposed pledge.

II.    POLICY COMPLIANCE MATTERS A.    Certification.
All directors, officers, employees and consultants will be required to certify their understanding of and intent to comply with this Policy periodically.

B.    Noncompliance.
Each director, officer, employee or consultant who fails to comply with this Policy or who refuses to certify that he or she has complied with it will be subject to disciplinary action which could include termination of employment.

C.    Post-Termination Transactions.

This Policy will continue to apply to your transactions in Company securities after your employment or service has terminated with the Company until such time as you are no longer aware of material nonpublic information or until that information has been publicly disclosed or is no longer material.

III.    SECURITIES LAW MATTERS

If you are a director or officer of Tejon, in addition to being subject to the reporting obligations and short-swing profit rules under Section 16 of the 1934 Act, you may be deemed to be an “affiliate” of Tejon. Consequently, shares of Tejon common stock held by you may be considered to be “restricted securities” or “control securities”, the sale of which are subject to compliance with Rule 144 under the Securities Act of 1933, as amended (or any other applicable exemption under the federal securities laws). If this is the case, note that Rule 144 places limits on the number of shares you may be able to sell and provides that certain procedures must be followed before you can sell shares of Company common stock. Contact the General Counsel or the Chief Financial Officer for more information on Rule 144.

ACKNOWLEDGMENT AND AGREEMENT

The undersigned hereby acknowledges receipt of the Tejon Ranch Co. Amended and Restated. Insider Trading Policy, amended as of March 13, 2012, and that the undersigned has read and understands such policy and agrees to abide by the terms of such policy.

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